Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report February 28, 2013, except as to the reverse stock split discussed in Note 2, which is as of May 24, 2013, with respect to the financial statements of Regado Biosciences, Inc. contained in the Prospectus (File No. 333- 188209), filed on August 22, 2013, which is incorporated by reference in this Registration Statement on Form S-8. We consent to the incorporation by reference of the aforementioned report in this Registration Statement on Form S-8, and to the use of our name as it appears under the caption “Experts” in such Prospectus.

/s/ GRANT THORNTON LLP

Charlotte, North Carolina

October 10, 2013